EXHIBIT 99.1


 LOGO


                             FOR IMMEDIATE RELEASE


 Contact:  Niagara Corporation
           Michael Scharf, CEO
           (212) 317-1000


 NIAGARA CORPORATION ANNOUNCES END OF NINE-WEEK STRIKE


      New York, July 20, 1998 - Niagara Corporation (Nasdaq:NIAG) announced today that on Sunday, July 19, the Progressive Steelworkers of Hammond voted to accept the Company's last proposal and to end a nine-week strike at Niagara's LaSalle Steel plant in Hammond, Indiana.

      In commenting on this development, Michael Scharf, Chairman of the Board and CEO of Niagara stated, "We are gratified that the union finally recognized, by accepting the Company's fourth proposal, the Company's need to reduce costs. The major elements of this proposal are the following: A two-tier wage system with the new-hire wage rate of 70% of that for existing employees; a reduction in job classifications from 21 to 5; a reduction in maximum vacation from five weeks to four; elimination of the extended vacation benefit; elimination of required nurses; the unilateral right of the Company to implement a new plant-wide incentive system; and a payment of $500 per employee in years two and three of the contract in lieu of a wage increase."

      Mr. Scharf also indicated that the Company intends to continue the employment of the approximately 100 permanent replacements hired during the strike. Union members who were on strike and did not return to work will be on a preferential recall list. Strikers who participated in violent incidents and strikers who issued slanderous, hateful or defamatory statements on the Internet will be subject to disciplinary action.

      Niagara is the largest independent cold finished bar producer in the United States with facilities in Buffalo, New York; Chattanooga, Tennessee; Hammond and Griffith, Indiana; and Midlothian, Texas.